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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), dated as of October 25, 2002, is entered into by and between TELEX COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and NED C. JACKSON ("Executive").

                                  INTRODUCTION

         The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth in this Agreement.

         In consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                            EMPLOYMENT; TERM; DUTIES

         1.1 Employment. The Company agrees to continue the employment of Executive as the Chief Executive Officer of the Company under the terms set forth in this Agreement. This Agreement supersedes and replaces any and all other agreements concerning Executive's employment with the Company or any of its affiliates, including, but not limited to the Employment Agreement dated August 26, 1998 by and between Executive and Telex Communications Group, Inc. ("Group") and the Incentive Compensation Agreement dated March 14, 2000 by and between Executive and Group, and such other agreements and any other agreements are deemed terminated as of the date of this Agreement, with no liability for such termination under any such agreement or agreements by the Company or its affiliates (including Group) to Executive.

         1.2 Term. Executive's employment under this Agreement shall commence at the beginning of the last regular payroll period for the Company in December 2002 and terminate on December 31, 2003.

         1.3 Duties. Executive shall perform such executive duties for the Company as may be assigned to him from time to time by the Board of Directors.

                                   ARTICLE II

                                  COMPENSATION

         2.1 Base Salary. Executive's base salary shall be Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) ("Base Salary") per year, payable by the Company in accordance with the Company's normal payroll practices applicable to senior executives, but no less frequently than monthly.



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         2.2 Bonus. In addition to the Base Salary, Executive shall be eligible to receive a bonus payable under the Company's Management Incentive Compensation ("MIC") Plan under such terms as are established by the Company's Board of Directors from time to time. Executive's "Minimum," "Target" and "Maximum" bonus payable under such MIC Plan shall be 50%, 100% and 200%, respectively, of his Base Salary. Executive shall be guaranteed payment of the Minimum Bonus for the fiscal year ended December 31, 2003, which bonus shall be payable in one lump sum on January 1, 2004. In the event the Company achieves performance objectives for the fiscal year ended December 31, 2003 that would allow Executive to earn more than the Minimum bonus to which he is entitled pursuant to the preceding sentence, Executive shall be entitled to receive such additional amount, up to and including the Maximum bonus amount. Any bonus in excess of the guaranteed Minimum bonus payable under this Agreement shall be "earned" based on the Company's receipt of audited financial results and as and when approved for payment by the Company's Board of Directors.

         2.3 Relocation Expenses. Upon Executive's termination or retirement from the Company, or upon Executive's death or disability (as defined below), the Company shall pay the actual, reasonable closing costs on the sale of Executive's current home in Minnesota and his actual and reasonable expenses in connection with the relocation of his household goods from Minnesota to Executive's new home.

         2.4 Additional Income Tax Liability. "Additional Income Tax Liability" shall mean the amount of federal, state or local taxes that the Executive is required to pay in connection with compensation received under to Section 2.3. If a payment is made to Executive under Section
         2.3 that causes Additional Income Tax Liability, the Company shall pay to Executive the Gross-Up Amount calculated according to the formula in Exhibit "A". The Gross-Up Amount shall be reduced by the aggregate amount of any tax saving (if any) actually realized by the Executive, and Executive shall reimburse such excess to the Company.

         2.5 Business Travel. Executive has the option, when appropriate, to travel in "business class" for international flights.

                                   ARTICLE III

                  TERMINATION; REASSIGNMENT; DEATH; DISABILITY

         3.1 Termination by Company With Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon sixty (60) days' written notice to Executive, to terminate his employment immediately without any further liability or obligation to him in respect of his employment (other than its obligation to pay Base Salary actually earned and vacation time accrued but unpaid, each calculated as of the date of termination; and any accrued prorata MIC Plan bonus that has been earned based on the Company's receipt of audited financial results, if approved for payment to Executive by the Company's Board of Directors), if Executive: (a) breaches any material provision of this Agreement; or (b) is convicted of or pleads nolo contendere to any felony; or (c) is convicted of or pleads nolo


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         contendere to any misdemeanor involving moral turpitude and the conduct underlying such misdemeanor has a detrimental effect on the Company, as determined by the Board of Directors of the Company; or (d) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment (a "Termination With Cause").

                  Executive acknowledges that the Company's obligations to pay Base Salary, vacation time, MIC Plan Bonus, and reimbursement of certain expenses as described above, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under this
         Section 3.1, constitute the only payments which Executive shall be entitled to receive from the Company, or any of its affiliates, and neither the Company nor any of its affiliates shall have any further liability or obligation to him hereunder or otherwise in respect of his employment with the Company or any of its affiliates after such termination.

         3.2 Termination by Company Without Cause; Voluntary Retirement; or Death or Disability of Executive. In the event of any of the following:
         (a) the termination of Executive's employment by the Company at any time for any reason other a Termination with Cause (a "Termination Without Cause"), (b) the voluntary retirement of Executive from the Company, or (c) upon the death or disability of Executive (as defined below), the Company shall pay Executive (or Executive's beneficiaries, in the event of the death of Executive) an amount equal to the sum of the following:

                  (i) any Base Salary and vacation time that would have been earned and accrued as of the end of the month in which termination, retirement, death or disability occur;

                  (ii) an amount (the "Severance Payment") equal to a prorata portion (calculated at the end of the month in which termination, retirement, death or disability occur) of (a) Executive's Minimum Bonus, and (b) any additional bonus amount actually "earned" in excess of the Minimum Bonus, up to and including the Maximum Bonus.

                  The Severance Payment shall be made in one lump sum promptly following Executive's termination under this Section 3.2 (provided that payment of any bonus amount in excess of the prorata Minimum Bonus shall be made upon confirmation of such amount following the conclusion of the Company's annual audit).

                  In the event of a Termination Without Cause or Executive's retirement, Executive shall also be entitled to receive the sum of $30,000.00 per month for twelve (12) months, provided that Executive agrees to provide consulting services to the Company upon terms mutually agreeable to Executive and the Company.

                  Executive acknowledges that the payments and benefits referred to in Article II and Section 3.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive's employment under


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                  Section 3.2, constitute the only payments which Executive
         shall be entitled to receive from the Company or any of its affiliates hereunder in the event of any termination of his employment under any of the provisions of Section 3.2, and neither the Company nor any of its affiliates shall have any further liability or obligation to him. At all times, Executive shall be entitled to full indemnification as an officer of the Company as provided under Delaware law and the Company's Certificate of Incorporation, Bylaws, policies and directors' and officers' liability insurance.

                  For the purposes of this Agreement, Executive shall be deemed to be "Disabled" or have a "Disability" if, because of Executive's physical or mental disability, he has been substantially unable to perform his duties under this Agreement for twelve (12) work weeks in any twelve (12) month period ("Period of Disability"). The Term shall be deemed to have ended as of the close of business on the last day of such period. Executive shall be considered to have been substantially unable to perform his duties only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship and the Company has determined not to provide such accommodation for such reason. In the event of a disagreement concerning Executive's perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive's Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company's right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.

                                   ARTICLE IV

                   NON-DISCLOSURE, INVENTIONS AND NON-COMPETE

         4.1 Non-Disclosure. Executive shall not at any time disclose to anyone, other than in connection with the business of the Company, any confidential or trade secret information about the business of the Company ("Confidential Information"); provided, however, that Executive may disclose such information (i) at the request of any governmental regulatory authority or in connection with an examination of Executive by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law or regulation, or (iv) if such information has otherwise been made generally available to the public other than by reason of Executive's breach of this paragraph 4.1. Upon termination of Executive's employment for any reason, Executive or his legal representative shall promptly deliver to the Company all property relating to the business of the Company, including all Confidential Information, and all copies thereof that are in the possession or control of Executive.

         4.2 Non-Disparagement. During Executive's employment with the Company and thereafter, Executive agrees not to make any negative or disparaging remarks or




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         comments about the Company, its affiliated or related companies, or any of the foregoing entities' directors, officers, employees or products. The Company agrees that it shall direct its directors, officers, and key employees not to make any negative or disparaging remarks or comments about Executive.

         4.3 Injunctive Relief with Respect to Covenants. Executive acknowledges that irreparable damage would result to the Company if the provisions of Article IV were not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including injunctive relief, a restraining order or other equitable relief (without the requirement to post bond) with respect to any failure of Executive to comply with the provisions of such Article.

                                    ARTICLE V

                                  MISCELLANEOUS

         5.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, distributees, successors and assigns; provided that the rights and obligations of Executive hereunder shall not be assignable.

         5.2 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 5.2:

                  (a)      If to the Company:

                           Telex Communications, Inc.
                           12000 Portland Avenue South
                           Burnsville, Minnesota 55337
                           Attention:  Chief Financial Officer

                           Fax No.:  (952) 887-5588

                  (b)      If to Executive:

                           Ned C. Jackson
                           1976 Pine Ridge Drive
                           West St. Paul, MN  55118

         5.3 Severability. If any provision of this Agreement is invalidated or determined to be unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall affect only such provision, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained in this Agreement. In addition, any such invalid or unenforceable provision shall be deemed, without further action on



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         the part of the parties, modified, amended or limited to the extent necessary to render the same valid and enforceable.

         5.4 No Trust Created. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust fund of any kind. Any funds that may be set aside or provided for in this Agreement shall continue for all purposes to be part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of this Agreement have any interest in such funds. To the extent that any person acquires a right to receive payments from the Company under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company.

         5.5 Full Discharge of Company Obligations. The amounts payable to Executive under Sections 3.1 and 3.2 following termination of his employment shall constitute liquidated damages with respect to any and all rights and claims of Executive under this Agreement and, upon Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive's employment with the Company and its affiliates.

         5.6 Arbitration of Disputes. The parties agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties are unable to resolve, shall be finally resolved and settled exclusively by arbitration in Minnesota by a single arbitrator under the American Arbitration Association's Commercial Arbitration Rules then in effect and in accordance with the substantive laws of the State of Minnesota. If the parties cannot agree upon an arbitrator, then for the sole purpose of selecting an arbitrator, each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The parties severally recognize and consent to the jurisdiction over each of them by the courts of the State of Minnesota. The legal expenses of Executive shall be reimbursed to Executive if an award is rendered in favor of Executive or if the arbitrator finds that Executive acted reasonably and exercised good faith in demanding arbitration of any such dispute.

         5.7 Confidentiality. The parties agree that they will not disclose to any other person or entity the terms or conditions of this Agreement without the prior written consent of the other party or as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the employment of Executive.

         5.8 Professional Fees. The Company will pay for reasonable fees of Executive's professional advisors in connection with the review and negotiation of this Agreement.

         5.9 Waiver. No waiver by either party to this Agreement of a breach or default by the other party shall be considered valid unless in writing signed by the first party, and no



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         such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

         5.10 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company, Telex Communications Group, Inc. and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.

         5.11 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

         5.12 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Minnesota without giving effect to principles relating to conflicts of law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                    "COMPANY"

                                    TELEX COMMUNICATIONS, INC.,
                                    a Delaware corporation

                                    By: /s/ Edgar S. Woolard, Jr.
                                        -------------------------

                                    Name:   Edgar S. Woolard, Jr.
                                    Title:  Chairman, Board of Directors


                                    "EXECUTIVE"

                                    /s/ Ned C. Jackson
                                    ------------------
                                    Ned C. Jackson




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                                   EXHIBIT "A"

                         CALCULATION OF GROSS-UP AMOUNT

         The term "GROSS-UP AMOUNT" is the amount calculated in accordance with the following formula:

                           GROSS-UP AMOUNT = (    a   ) - (a)
                                               -------
                                             ( (1 - r) )

                  a =      The amount required to be grossed up under Section
                           2.7.

                  r = The sum of (x) the highest marginal federal income tax rates applicable to individuals at the time the Additional Tax Payment is required to be made (the "Federal Rate"), plus (y) the product of: (i) the highest marginal Minnesota income tax rates applicable to individuals at the time the Additional Tax Payment is required to be made, multiplied by
                           (ii) one minus the Federal Rate. However, subsection
                           (ii) shall be equal to one (1) if Minnesota income taxes are not deductible for federal income tax purposes at the time the Additional Tax Payment is required to be made.

         For example, if (i) the Additional Income Tax Liability is equal to $1,000,000; (ii) the highest Federal Rate applicable to individuals at the time the Additional Tax Payment is required to be made is equal to 40%; (iii) the highest Minnesota income tax rate applicable to individuals at the time the Additional Tax Payment is required to be made is equal to 9%, then the Gross-Up Amount would equal $831,501.80 calculated as follows:

                  r = 0.40 + (0.09 x (.60)

                  r = 0.454

                  $831,501.80 =      $1,000,000 - $(1,000,000)
                                     ----------
                                    (1 - 0.454)

         Accordingly, the total compensation paid (compensation plus Gross-Up Amount) would equal $1,831,501.80 (i.e., $1,000,000 + $831,501.80).




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